Exhibit 1A-4A

EXHIBIT C

FORM OF SUBSCRIPTION AGREEMENT

See Attached

-Exhibit -C-1 -

CERES COIN LLC,

a Delaware limited liability company

SUBSCRIPTION AGREEMENT

The undersigned (individually and collectively, as applicable; the “Investor”), intending to be legally bound and has executed and delivered this SUBSCRIPTION AGREEMENT (this “Agreement”) as of the date identified on the signature page to this Agreement; provided that this Agreement will not become effective unless and until it has been duly executed by CERES COIN LLC, a Delaware limited liability company (the “Company”) evidencing the Company’s acceptance of Investor’s subscription to purchase the Subscribed Tokens (as defined below), in whole or in part.

RECITALS:

A.             The Company is offering certain “Tokens” (each a “Token”) pursuant to, and as described in more detail in, that certain Offering Statement (File No. __________) filed by the Company with the Securities and Exchange Commission (the “SEC”) on December ___, 2018 (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Statement”).

B.             The Offering Statement includes, among other things, that certain Offering Circular on Form 1-A describing the offer and sale of the Tokens in detail (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Circular”). Capitalized terms used and not otherwise defined herein will have the meanings given such terms in the Offering Circular.

C.             The Company has provided, or has otherwise made available, to the Investor copies of the Offering Statement, including the Offering Circular. Further, the most current copies of the Offering Statement, including the Offering Circular, are available on the Company’s website (www.cerescoin.io), as well as on the SEC’s EDGAR website. The Company has also urged Investor to fully read, print, and retain for their records a copy of, the Offering Statement (including the Offering Circular), and to ask any questions Investor might have with respect thereto, prior to executing and delivering this Agreement and subscribing to purchase the Subscribed Tokens.

D.             Investor, subject to the terms and conditions of this Agreement, desires to irrevocably subscribe to purchase the number of Tokens specified on the signature page to this Agreement (the “Subscribed Tokens”).

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Investor hereby represents, warrants, covenants and agrees as follows:

1.             Definitions. As used in the Agreement, the following terms will have the following meanings.

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(a)       “Accredited Investor” has the meaning given such term in Schedule 1 attached hereto.

(b)       “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, Investor. A Person will be deemed to control another Person for the purposes of this definition if Investor possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

(c)       “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include the Securities Act, the Exchange Act, Regulation A and all related laws, statutes, ordinances, rules, regulations, judgments, decrees and orders.

(d)       “Closing Date” means such date and time as determined by the Company, in its sole discretion, for the closing of the Investor’s purchase of the Subscribed Tokens; provided that, such date will be within fifteen (15) days from the later of: (i) the date of the Company’s acceptance of all Subscription Documents; and (ii) the date the Purchase Price has been fully cleared and made available to the Company.

(e)       “Company Parties” means, individually and collectively as the case may be: (i) the Company; (ii) the Placement Agent (if any); and (iii) any and all Affiliates, officers, directors, employees and/or agents of one or more of the forgoing.

(f)       “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect, together with any and all rules, regulations, guidance and/or the like from time to time promulgated thereunder.

(g)       “Offering” means the issuance and sale of the Tokens as more particularly described in the Offering Statement.

(h)       “Offering Materials” means, individually and collectively as the case may be: (i) the Offering Statement; (ii) the Offering Circular; (iii) this Agreement; and (iv) all exhibits and appendices attached hereto and thereto.

(i)       “Offering Period” means the period of time the Offering will be conducted, provided such period will not extend beyond the earlier of: (i) the date that all $49,000,000 worth of the Tokens have been initially sold by, or on behalf of, the Company; or (ii) the date that is one (1) year from the date of the first sale of a Token is made as part of the Offering.

(j)       “Offer Price” means One No/100 Dollars ($1.00) per Token.

(k)       “Organizational Documents” means, with respect to any Person which is not a natural person, any and all agreements or other documents evidencing or otherwise related to the formation and/or governance of such Investor, including, without limitation, any and all articles/certificates of incorporation, articles/certificates of organization, articles/certificates of formation, by-laws, operating agreements, partnership agreements, trust agreements, land trust agreements, buy-sell agreement, shareholder agreements, voting agreements, and the like, of such Investor, as applicable and as the same may be amended or modified and in effect from time to time.

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(l)       “Person” means any individual, firm, corporation, business enterprise, trust, land trust, association, joint venture, partnership, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(m)       “Placement Agent” means, individually and collectively as the case may be, all registered broker-dealers engaged by the Company (if any) to assist in the placement and sale of the Tokens.

(n)       “Purchase Price” means the result of the number of Subscribed Tokens multiplied by the Offer Price.

(o)       “Regulation A” means Rule 251 (17 CFR 230.251) of the Securities Act as amended and in effect, together with any and all rules, regulations, guidance and/or the like from time to time promulgated thereunder.

(p)       “Securities Act” means the Securities Act of 1933, as amended and in effect, together with any and all rules, regulations, guidance and/or the like from time to time promulgated thereunder.

(q)       “Subscribed Tokens” has the meaning given such term in Recital D above; provided, however, that the minimum number of Subscribed Tokens per Investor is 5,000 Tokens (i.e. $5,000).

(r)       “Subscription Documents” means, individually and collectively as the case may be, this Agreement, and all such other documents as the Company may require in connection with the Subscription, if any.

(s)       “Token Rights Agreement” has the meaning given such term in the Offering Circular (a copy of which was included as an Exhibit to the Offering Circular).

2.             Subscription; Closing Matters; Admission; Cancelation Right;.

(a)       Subscription. Investor hereby irrevocably subscribes to purchase the Subscribed Tokens and to pay an amount equal to the Purchase Price to the Company in consideration for such purchase (the “Subscription”). Simultaneously with the execution and delivery of this Agreement, Investor shall pay to the Company an amount equal to the Purchase Price, in full, pursuant to the payment instructions provided in Schedule 2 attached hereto.

(b)       Closing. If the Subscription is accepted by the Company, the closing of the sale and purchase of the Subscribed Tokens with respect to the Investor shall take place on the Closing Date and the Company will promptly thereafter deliver to Investor evidence of his/her/its purchase of the Subscribed Tokens.

(c)       Acknowledgments. Investor hereby acknowledges that:

(i)       The Tokens are being offered and sold on a “best efforts” basis and there is no guarantee that any minimum amount will be sold. Further, the offering of the Tokens is being made on an ongoing and continuous basis to potential offerees and sales of the Tokens (including the Subscribed Tokens) may be closed, and one or more Tokens sold, from time to time regardless of the then number of Tokens;

(ii)       the Subscription contained herein may be rejected, in whole or in part, by the Company in its sole and absolute discretion for any reason;

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(iii)       except as otherwise provided by the Securities Act or other applicable securities laws, once submitted, the Subscription irrevocable by Investor and the undersigned will not be entitled to cancel, terminate or revoke this Agreement or any portion of the Subscription.

3.            General Representations and Warranties. Each Investor hereby represents and warrants to the Company as follows:

(a)         Offering Materials. The Investor has received, read and understood the Offering Statement (including the Offering Circular and the Token Rights Agreement) and each of the other Offering Materials each of which are incorporated herein by reference as if fully stated in this Agreement.

(b)       Truth and Accuracy; Reliance. The information regarding Investor furnished to the Company (or such other accreditation verification entity as may be used by the Company from time to time) in connection with the execution and delivery of this Agreement, and the representations of Investor made therein, are true and accurate in every material respect and no such information/representation is or will be incomplete by omitting to state any material fact necessary to make it not misleading in light of the circumstances under which made (it being recognized by Investor that the Company is expressly relying on the truth and accuracy of the information and representations in this Agreement and the truth and accuracy of the same are a precondition to any acceptance of this Agreement and the Subscription by the Company).

(c)       Acknowledgements Regarding Offering and Subscription. The Investor:

(i)       is acquiring the Subscribed Tokens after fully reviewing the Offering Materials, and no offer has been made to the Investor with respect to the Company or the Tokens except as provided in the Offering Materials; and

(ii)       has not received any other offering literature or prospectus concerning the Company, the Tokens and/or the Offering other than the Offering Materials, and no representations or warranties have been made to the Investor, with respect to the Company, the Tokens and/or the Offering, other than the representations set forth in the Offering Statement and the other Offering Materials.

(d)       Access to Additional Information. The Investor has had an opportunity: (i) to ask questions of, and receive answers from, the Company concerning the terms and conditions of the Offering; and (ii) to obtain all such additional information (if any) concerning the Offering, the Tokens, the Company, the Offering Statement (including the Offering Circular) and/or any other matters relating, directly or indirectly, to the Subscription or the Offering as Investor requires to properly evaluate the risks and merits of an investment in the Tokens.

(e)       Investor’s Knowledge and Experience; Risk of Loss. Investor:

(i)       has such knowledge and experience in financial and business matters so as to enable Investor to utilize the information made available to Investor in connection with the Offering and the Tokens (including the information contained in the Offering Materials) in order to evaluate the merits and risks of, and to make an informed investment decision with respect to, an investment in the Subscribed Tokens; and

(ii)       has taken full cognizance of, and understands, each of the risks related to the purchase of the Subscribed Tokens identified in the Offering Materials (including the risks identified in the “Risk Factors” Section in the Offering Circular), each of which are incorporated herein by reference as if fully stated in this Agreement; including that the purchase of the Subscribed Tokens involves a high degree of risk and that Investor may suffer a complete loss of Investor’s investment in the Subscribed Tokens (i.e. the Purchase Price).

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(f)      Authorization; No conflict.

(i)           With respect to each Investor that is a natural person:

(1)       Such Investor is over 21 years old and is legally competent to execute this Agreement and the other Subscription Documents to which it is a party (if any).

(2)       The execution and delivery of this Agreement and the other Subscription Documents to which such Investor is a party (if any), and the performance thereunder by such Investor, will comply with all Applicable Laws and will not violate or conflict with any applicable contract or agreement to which such Investor is a party or is otherwise bound.

(3)       The execution, delivery and performance of this Agreement and the other Subscription Documents to which such Investor is a party (if any) does not and will not require any consent or approval of any Person other than such consents or approvals which have already been obtained and remain in full force and effect.

(ii)            With respect to each Investor that is not a natural person:

(1)       Such Investor is duly organized, validly existing and in good standing under the laws of its respective “state of formation” (or the like)

(2)       Such Investor has all necessary power and authority to carry on its present business and has full right, power and authority to enter into and deliver this Agreement and the other Subscription Documents to which it is a party (if any), and to perform and consummate the transactions contemplated hereby and thereby;

(3)       The execution and delivery of this Agreement and the other Subscription Documents to which such Investor is a party (if any), and the performance thereunder by such Investor, will comply with all Applicable Laws and will not violate or conflict with the Organizational Documents of such Investor (copies of which will be immediately provided to the Company upon request) or any applicable contract or agreement to which such Investor is a party or is otherwise bound;

(4)       The execution, delivery and performance of this Agreement and the other Subscription Documents) to which such Investor is a party (if any) do not and will not require any consent or approval of any Person other than such consents or approvals which have already been obtained and remain in full force and effect;

(5)       Such Investor has substantial business activities or investments other than its investment in the Company and was not formed for the sole purpose of purchasing the Subscribed Tokens.

(g)             Economic Risks. Investor is: (i) willing and able to bear the economic risks of the purchase of the Subscribed Tokens and an investment in the Company for an indefinite period of time; (ii) not dependent upon current cash returns with respect to his/her/its investment in the Subscribed Tokens and can bear the loss of the Investor’s entire investment in the Company (i.e. the Purchase Price).

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(h)             Investment Intent. Investor is acquiring the Subscribed Tokens for his/her/its own account, for investment, and not with a view to the resale or distribution of all or any part of the Subscribed Tokens. The Investor understands that neither the Offering nor the Tokens described herein have been registered under the Securities Act (or any other Applicable Law), and the Tokens are being sold pursuant to Regulation A; an exemption from registration thereunder. Investor further understands that, except in connection with the qualification of the Offering Statement (and all Offering Materials made a part thereof, including the Offering Circular) pursuant to Regulation A, no federal or state agency or securities or commodities exchange has reviewed the Offering or any of the Offering Materials, or made any finding or determination as to the fairness of an investment in the Tokens and/or in the Company.

(i)             Independent Consultant. The Investor is not relying on any of the Company (or any of its affiliates, officers, directors, employees and/or agents), or the references to the legal matters in the Offering Statement or the other Offering Materials, with respect to any legal, investment or tax considerations involved in the purchase, ownership and disposition of the Subscribed Tokens or any investment in the Company. Further, in regard to the legal, investment and tax considerations involved in the purchase, ownership and disposition of the Subscribed Tokens, the Investor has consulted with such legal counsel, business and/or investment advisor, accountant and tax advisor, if any, as the Investor has deemed necessary.

(j)             No Broker; Indemnification. The Investor has not dealt with a broker (except for a Placement Agent, if any) in connection with the purchase of the Subscribed Tokens and agrees to indemnify and hold the Company (and each of its officers, directors, employees and agents) harmless from any claims for brokerage fees in connection with the transactions contemplated herein.

(k)             Taxpayer Identification. Under penalty of perjury, the Investor certifies that the taxpayer identification number identified on the signature page to this Agreement is the Investor’s correct taxpayer identification number and that the Investor is not subject to backup withholding under section 3406(a)(1)(c) of the Internal Revenue Code, as amended (“IRC”). If the Investor is an entity, then (i) it is not a foreign corporation, foreign company, foreign trust or foreign estate, as those terms are defined in the IRC and regulations thereunder, and (ii) if it hereafter becomes such a foreign entity, it will notify the Company within sixty (60) days thereafter.

4.             USA Patriot Act Representations, Warranties and Covenants. Investor acknowledges that the Company seeks to comply with all federal regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.1 The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac (each an “OFAC List”). In addition, the programs administered by OFAC (each an “OFAC Program”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. In furtherance of the foregoing, and as a material inducement to the Company to accept the Subscription and to sell the Investor the Subscribed Tokens, the Investor hereby acknowledges, represents, warrants and covenants (as applicable) to the Company as follows:

(a)       The amounts to be contributed by it to the Company (including any cryptocurrency) are not directly or indirectly derived from activities that may contravene Federal, state or international laws and regulations, including anti-money laundering laws and regulations.

1 These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

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(b)       None of: (i) the Investor; (ii) any Person controlling or controlled by the Investor; or (iii) if the Investor is a privately held entity, any Person having a beneficial interest in the Investor; is a country, territory, individual or entity named on an OFAC list nor is a Person prohibited under any OFAC Program.

(c)       None of: (i) the Investor; (ii) any Person controlling or controlled by the Investor; or (iii) if the Investor is a privately held entity, any Person having a beneficial interest in the Investor; is a senior foreign political figure,2 any immediate family Member3 or close associate4 of a senior foreign political figure.

5.             Anti-Money Laundering Representations, Warranties and Covenants. Investor acknowledges that the Company seeks to comply with all Applicable Laws concerning money laundering and related activities (individually and collectively, the “Anti-Money Laundering Laws”), including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. In furtherance of the foregoing, and as a material inducement to the Company to accept the Subscription and to sell the Investor the Subscribed Tokens, the Investor hereby acknowledges, represents, warrants and covenants (as applicable) to the Company as follows:

(a)       To the best of the Investor’s knowledge, based upon appropriate diligence and investigation, none of the cash or property (including any cryptocurrency) that the Investor has paid, will pay, or will otherwise contribute to the Company has been, or will be derived from, or related to, any activity that is deemed criminal under any applicable Anti-Money Laundering Laws.

(b)       To the best of the Investor’s knowledge, no contribution or payment by the Investor to the Company (including the transfer of any cryptocurrency), to the extent that it is within the Investor’s control, will cause the Company to be in violation of any of applicable Anti-Money Laundering Laws.

(c)       Investor will provide to the Company, immediately upon request, any and all additional information regarding the Investor that the Company deems necessary to ensure compliance with all Anti-Money Laundering Laws.

(d)       Investor agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by any applicable Anti-Money Laundering Laws, the Company, or any of the officers, directors, employees and/or agents thereof, may undertake appropriate actions to ensure compliance with such Anti-Money Laundering Laws, including, but not limited to segregation and/or redemption of the Investor’s investment in the Company.

(e)       Investor agrees that the Company may release confidential information about the Investor and, if applicable, any underlying beneficial owners, to the proper authorities if the Company, in its sole discretion, determines that it is in the best interests of the Company in light of applicable Anti-Money Laundering Laws.

(f)       Investor agrees that the foregoing representations and warranties may be used as a defense in any actions relating to the Company and/or the Offering, and that it is only on the basis of such representations and warranties that the Company may be willing to accept the Investor’s Subscription.

2 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

3 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

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6.             FATCA Representations, Warranties and Covenants. Investor acknowledges that the Company seeks to comply with, and to satisfy any and all requirements imposed under, Sections 1471 through 1474 of the IRC, any and all U.S. Treasury Regulations that have been or may be promulgated under Sections 1471 through 1474 of the IRC, and/or any Internal Revenue Service guidance that has been or may be published relating to one or more of the foregoing (individually and collectively. “FATCA Laws”). In furtherance of the foregoing, and as a material inducement to the Company to accept the Subscription and to sell the Investor the Subscribed Tokens, the Investor hereby acknowledges, represents, warrants and covenants (as applicable) to the Company as follows:

(a)       Investor shall: (i) provide the Company with any and all information, representations, certificates, waivers, or forms relating to the Investor (or its direct or indirect owners or account holders) that are requested from time to time by the Company and that the Company determines, in its sole discretion, are necessary or appropriate in order for the “Company Entities” (i.e., the Company, any entity in which the Company holds (directly or indirectly) an interest (whether in the form of debt or equity) and any member of any “expanded affiliated group” (as defined in section 1471(e)(2) of the IRC) of which any Person described in this parenthetical is a member) to comply with, and/or satisfy any requirement imposed under, the FATCA Laws; and (ii) take such actions as the Company may reasonably request from time to time in connection with the foregoing.

(b)       In the event that the Investor fails to provide any of the information, representations, waivers, certificates or forms (or undertake any of the actions) required under this Section 6, the Company will have full authority to take any action it determines in its sole discretion to be necessary or appropriate, including, without limitation, to: (i) compulsorily expel the Investor from the Company in accordance with the Organizational Documents of the Company; and/or (ii) take any other steps as the Company determines, in its sole discretion, are necessary or appropriate to mitigate the consequences of the Investor’s failure to comply with this Section 6 on the Company Entities and the other Investors. If requested by the Company, the Investor shall execute any and all documents, opinions, instruments, waivers and certificates as the Company has reasonably requested or that are otherwise required to effectuate the foregoing.

(c)       If the Investor fails to comply with this Section 6, the Investor shall, together with all other Investors that fail to comply with the foregoing requirements, indemnify and hold harmless the Company (and each of the other Company Entities and their respective agents and affiliates) for any costs or expenses arising out of such failure or failures, including any withholding tax imposed under FATCA Laws on any of the Company Entities and any withholding or other taxes imposed as a result of any action effected pursuant to this Section 6.

7.              ERISA Representations, Warranties and Covenants. Investor acknowledges that the Company seeks to comply with the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code (the “IRC”) and all rules and regulations made thereunder governing “employee benefit plans” and the like. In furtherance of the foregoing, and as a material inducement to the Company to accept the Subscription and to sell the Investor the Subscribed Tokens, to the extent any Investor is an “employee benefit plan” as defined under ERISA or a “plan” as defined under Section 4975(e)(1) of the IRC (each such employee benefit plan or plan, a “Plan”), has a twenty-five percent (25%) or more of any class of equity interests owned directly or indirectly by one or more Plans or is otherwise treated as a Plan under ERISA or the IRC, the Investor hereby acknowledges, represents, warrants and covenants (as applicable) to the Company and the other Company Parties as follows:

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(a)       The Person executing this Agreement on behalf of Investor (the “Signer”) is either: (i) a fiduciary (who is not a holder of interests or an affiliate of Investor) with respect to the Investor with authority to cause the Investor to invest in the Company or (ii) executing this Agreement pursuant to the proper direction of such a fiduciary, or (iii) an “investment manager” (as such term is defined under ERISA) which has been properly appointed by a fiduciary to manage the assets of such Plan.

(b)       The Subscription has been duly approved by all other fiduciaries of the Investor whose approval is required, if any, and is not prohibited, or otherwise restricted, by: (i) ERISA; (ii) the IRC; (iii) any other Applicable Laws; and/or (iv) any provisions of the Investor’s Organizational Documents.

(c)       Signer has: (i) independently determined that an investment in the Company satisfies all applicable requirements of Section 404(a)(1) of ERISA and is not a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC; (ii) requested and received from the Company all information that the Signer, after due inquiry, deemed relevant to such determinations; (iii) given appropriate consideration to those facts and circumstances that, given the scope of the Signer’s investment duties, the Signer knows or should know are relevant to this investment, including the role the investment plays in that portion (or those portions) of the Signer’s investment portfolio(s) with respect to which the Signer has investment duties; (iv) taken into account that there is a risk of loss of the investment in the Subscribed Tokens and/or the Company, and that such investment will be relatively illiquid so that invested funds (including, without limitation, the Subscribed Amount) will not be readily available for the payment of benefits. Taking into account these factors and all other factors relating to Subscribed Tokens and the Company, Signer has concluded that this investment is an appropriate part of the overall investment program of the Investor.

(d)       Signer acknowledges that: (i) neither the Company nor any of the other Company Parties provides any investment advice on a regular basis to the Investor or the Signer, or provided any investment advice that serves as the primary basis of any investment decisions the Signer makes as to any of the Investor’s assets that would be invested in the Company, or (ii) the Signer has obtained investment and tax advice independent from the Company and the other Company Parties, and has not relied on the Company or any of the other Company Parties, in connection with the Signer’s decision to make an investment in the Company or the tax consequences of such investment.

(e)       In making an investment in the Company, the Investor and the Signer are acting solely for the Investor’s benefit and not for the benefit of any of the Company Parties or any “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the IRC) of the Investor.

(f)       Promptly after the Investor obtains knowledge thereof, Signer will notify the Company in writing of: (i) any termination, substantial contraction, merger or consolidation, or transfer of assets of the Investor; (ii) any amendment to the governing instrument(s) of the Investor that materially affects the investments of such Investor or the authority of any named fiduciary or investment manager to authorize investments by such Investor; and (iii) any change in the identity of any named fiduciary or investment manager of the Investor.

8.              Notice of Changes. Investor hereby covenants that, if any of the representations contained herein cease to be true, the Investor will promptly notify the Company of the facts pertaining to such changed circumstances and promptly provide any and all additional documents and/or information requested by the Company in connection therewith. Absent any such notice, such representations will be deemed made by the Investor at the time of each investment by it in the Company, and may be relied upon as complete and correct by the Company.

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9.             Additional Documentation; Further Assurances. Investor will, at the reasonable request of the Company, at any time and from time to time following the execution of this Agreement, promptly execute and deliver, or cause to be executed and delivered, to the Company all such further documents and instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement.

10.             Indemnity. Each Investor agrees to indemnify and hold harmless the Company and each of the other Company Parties from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation or any claim whatsoever commenced or threatened) arising out of or based upon any false representation or warranty, misinformation, breach or failure by the Investor herein or hereunder or under any other document furnished or delivered by the Investor to any of the foregoing in connection with the Investor’s investment in the Company or resulting from any unsuccessful suit or proceeding brought by the Investor against the Company and/or any of the other Company Parties.

11.            Reaffirmation of Representations; Survival. Investor hereby acknowledges that each of the representations provided in this Agreement will be deemed to be reaffirmed by the Investor if/when the Subscription is accepted by the Company (in whole or in part), and on the Closing Date, and that the acceptance of any Subscribed Tokens by the Investor will be evidence of such reaffirmation. Investor hereby further acknowledges that the representations, warranties, acknowledgments, covenants and indemnifications of Investor contained in this Agreement will, in the event the Subscription is accepted, survive such acceptance and the formation and dissolution of the Company without limitation as to time.

12.            Miscellaneous.

(a)       Entire Agreement. This Agreement, together with the Offering Statement and the other Offering Materials, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by either party, which are not expressly stated in this Agreement or in the other Offering Materials, will be binding on such parties.

(b)       No Third Party Beneficiaries. Each party signing below understands and acknowledges that this Agreement is being entered into for the exclusive protection and benefit of the parties hereto, and no other Person will have the right of action hereof, right to claim any right or benefit from the terms contained herein, or be deemed a third party beneficiary hereunder.

(c)       Expenses. Each of the parties hereto will pay its own respective fees and expenses incurred in connection with the transaction contemplated by this Agreement or the preparation of any of the documents relative hereto, including all attorney’s fees.

(d)       Underlining; Headings and Construction. The use of underlining within this Agreement is for reference purposes only and no other meaning or emphasis is intended by this use, nor should any be inferred. The section and other headings contained in this Agreement are for convenience and will not be deemed to limit, characterize or interpret any provision of this Agreement. Any word or defined term in this Agreement will be read as singular, plural, masculine, feminine or neuter as may be appropriate under the circumstances then existing. Any use of the term “including” herein shall mean including without limitation, or including but not limited to, and shall not be deemed to create an exclusive reference.

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(e)       Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under all Applicable Laws. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the removal of the invalid or illegal provision.

(f)       Notices. All notices, requests and demands hereunder will be in writing and: (i) made to a party at such address as a party may designate by written notice to the other parties from time to time in accordance with this provision; and (ii) deemed to have been given or made: (1) if delivered in person, immediately upon delivery, (2) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending, and (3) if by certified mail, with all postage fees paid and return receipt requested, three (3) business days after mailing. A written notice will also be deemed received on the date delivery will have been refused at the address required by this Agreement. Without limiting the foregoing, until such time as otherwise designated by the respective party all notices made to the Company will be sent in the manner provided on the Offering Circular, and all notices made to an Investor will be sent to the address identified on the signature page to this Agreement.

(g)       Legal Counsel; Interpretation. Investor hereby, acknowledges, agrees, represents and warrants (as applicable) to the Company and the other Company Parties that:

(i)       the Company and the other Company Parties (as applicable) have urged, and have given ample opportunity to, Investor to have the terms of this Agreement and the other Offering Materials reviewed by legal counsel of Investor’s choice;

(ii)       Investor has had ample opportunity to consult with, and receive advice from, legal counsel of Investor’s choice with respect to this Agreement and the other Offering Materials and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel;

(iii)       Investor has executed this Agreement and the other Subscription Documents (if any) voluntarily and without duress or compulsion of any kind (whether legal, economic or otherwise); and

(iv)       any rule of construction, which operates in whole or in part to resolve ambiguities against the drafter of a document, will not apply to the interpretation of this Agreement or any of the other Offering Materials.

(h)       Successors and Assigns; Assignment. This Agreement will inure to the benefit of, and be binding upon, the parties and their respective heirs, administrators, legatees, successors and assigns. This Agreement may not be assigned without the express written consent of the non-assigning party hereto; provided, however: Investor may elect, upon written notice delivered to the Company contemporaneously with the execution and delivery of this Agreement, to hold the Subscribed Tokens in the name of an Affiliate of Investor.

(i)       Waiver and Amendments. No waiver, consent, amendment or modification of, or with respect to, any provisions of this Agreement will be effective unless in writing and signed by the party against whom the same is sought to be enforced. No failure or delay by either party in exercising any rights, powers, or remedies under this Agreement will operate as a waiver of any such right, power, or remedy.

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(j)       Conflict. In the event of any conflict between this Agreement and any of the other Offering Materials other than the Token Rights Agreement, this Agreement and the will control and take precedence. In the event of any conflict between this Agreement and the Token Rights Agreement, the Token Rights Agreement will control and take precedence.

(k)       Counterparts. This Agreement may be executed in counterparts. Each such executed counterpart will be deemed an original hereof and all such executed counterparts will together constitute one and the same instrument. Copies of signatures transmitted by facsimile, email, or any other electronic method will be considered authentic and binding.

(l)       Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and will not exclude any other remedies to which the acting party may lawfully be entitled.

(m)       Reliance. Investor hereby recognizes and acknowledges that: (i) in making any decision to accept or reject this Agreement, the Company will be expressly relying on the truth and accuracy of the representations and warranties of Investor set forth in this Agreement without any obligation to investigate the same; (ii) such representations and warranties are a material inducement to the Company in accepting this Agreement and agreeing to sell the Subscribed Tokens the Investor; and (iii) the Company would not be willing to accept this Agreement, or to sell the Subscribed Tokens to the Investor, in the absence of any of such representations and warranties.

(n)       Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware. The parties hereby irrevocably agree that: (i) any action or proceeding arising out of or relating to this Agreement or any of the other Subscription Documents shall be commenced in any court of competent jurisdiction in Cook County in the State of Illinois; (ii) summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by registered mail as provided in this Agreement, or as otherwise provided under the laws of the State of Illinois; and (c) to the fullest extent permitted by law, hereby waives its right to a jury trial for any claims that may arise out of this Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE(S) FOLLOW]

12

EXECUTION PAGE FOR SUBSCRIPTION AGREEMENT BY AN INDIVIDUAL
(To be completed by EACH subscribing individual; NOT applicable to subscriptions by entities)

1. Subscribed Tokens:	Minimum 5,000 Tokens (i.e. $5,000)

2. Investor Information: (Please print all information EXACTLY as you wish it to appear on the Company records)
Name:
Address:
Telephone:	Email:		Fax:
Social Security Number:		Date of Birth:

3. Custodian Information: (required If investing through a self-directed IRA)
Entity Name:		Jurisdiction:
Principal Address:
Primary Contact:	Email:		Phone:
Taxpayer Identification Number:

4. Acknowledgement: By signing this Agreement Investor hereby acknowledges that the Tokens (and all rights of the Investor as the holder of the Tokens) are, and will at all times be, subject to the terms and conditions of the Token Rights Agreement (as amended and in effect) and Investor agrees to be bound by all of the terms and conditions of the Token Rights Agreement with respect to the Subscribed Tokens.

5. Certifications: Under the penalties of perjury, by signing this Agreement Investor hereby certifies that :
• Residency Status (check one):

☐	(a) Investor is a resident of the United States; and (b) the Social Security Number of Investor set forth above is the true, correct and complete Social Security Number of such Investor.
OR
☐	Investor is a “non-resident alien” for United States federal income tax purposes.
• Accredited Investor Status (check all that apply):

☐	Investor had an individual income of $200,000 (or joint income with their spouse of $300,000) or more in each of the two most recent years and has a reasonable expectation of reaching the same this year
☐	Investor has a net worth, individually or jointly with their spouse, of $1,000,000 or more, excluding the value their primary residence (and as calculated pursuant to the rules provided in Section (e) of Schedule 1 attached hereto)

• Self-Directed I.R.A.: (check one):

☐	Investor is NOT using the proceeds of Investor’s “self-directed” I.R.A.. or any other retirement or similar assets, to fund the purchase of the Subscribed Shares (in whole or in part).
OR
☐

Investor IS using the proceeds of Investor’s “self-directed” I.R.A.. or any other retirement or similar assets, to fund the purchase of the Subscribed Shares (in whole or in part) and: (a) the Taxpayer Identification Number of such “Custodian” set forth above is the true, correct and complete Taxpayer Identification Number of such entity; and (b) the name of the “Custodian” set forth above, and on the signature page hereto, is the true, correct and complete legal name of such entity.

(Reminder of Page Intentionally Left Blank; Signature Page Follows)

EXECUTION PAGE FOR SUBSCRIPTION AGREEMENT BY AN INDIVIDUAL
(To be completed by EACH subscribing individual; NOT applicable to subscriptions by entities)

INVESTOR: _____________________________________ (Signature of Investor) Date: _________________________________

ACCEPTED:

CERES COIN LLC, a Delaware limited liability company

By: _____________________________________

Print Name: _______________________________

Title: Authorized Signatory

Date: ___________________________________

OR If investing through a self-directed IRA:

CUSTODIAN:

_________________________________________________Entity Name)

For the benefit of: __________________________________

(Beneficiary Name)

By: ______________________________________________

Print Name: _______________________________________

Title: ____________________________________________

Date: ____________________________________________

By signing this Subscription Agreement, Custodian hereby certifies as follows (check one):

☐	Custodian IS NOT an “employee benefit plan” as defined under ERISA or a “plan” as defined under Section 4975(e)(1) of the Internal Revenue Code.
OR
☐

Custodian IS an “employee benefit plan” as defined under ERISA or a “plan” as under Section 4975(e)(1) of the Internal Revenue Code.

AND

Custodian hereby acknowledges and agrees that the representations and warranties in Section 6 of this Agreement are, to the fullest extent applicable, true and correct in all respects.

EXECUTION PAGE FOR SUBSCRIPTION AGREEMENT BY AN INDIVIDUAL
(To be completed by EACH subscribing individual; NOT applicable to subscriptions by entities)

1. Subscribed Tokens:	Minimum 5,000 Tokens (i.e. $5,000)

2. Investor Information: (Please print all information EXACTLY as you wish it to appear on the Company records)

Entity Name:		Jurisdiction:
Principal Address:
Primary Contact:	Email:	Phone:
Taxpayer Identification Number:		Fiscal Year End:
Entity Type: (Check one)
☐ Corporation		☐ Limited Liability Company (LLC)
☐ Limited Liability Partnership (LLP)		☐ Limited Partnership (LP)
☐ General Partnership		☐ Other (specify): ________________________________

3. Acknowledgement: By signing this Agreement Investor hereby acknowledges that the Tokens (and all rights of the Investor as the holder of the Tokens) are, and will at all times be, subject to the terms and conditions of the Token Rights Agreement (as amended and in effect) and Investor agrees to be bound by all of the terms and conditions of the Token Rights Agreement with respect to the Subscribed Tokens.

4. Certifications: Under the penalties of perjury, by signing this Agreement Investor hereby certifies that:
• Residency Status (check one):
☐	(a) Investor is an entity formed and operating under the laws of the United States; and (b) the Taxpayer Identification Number of Investor set forth above is the true, correct and complete Taxpayer Identification Number of such Investor
OR
☐	Investor is a “foreign”/ “Non U.S” entity for United States federal income tax purposes.
• Accredited Investor Status (check all that apply):
☐	Investor is an entity in which all of the equity owners are “Accredited Investors”
☐	Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code or a corporation, a Massachusetts or similar business trust, or partnership) not formed for the specific purpose of acquiring the Subscribed Note, with total assets in excess of $5,000,000.
☐	Investor meets one or more of the other applicable qualifications identified on Schedule 1 attached hereto (please specify applicable Section(s), if any ______________)

•     Tax-Exempt Status: Investor is NOT a “Tax Exempt” entity; which means any entity: (a) that is exempt from federal income taxation under Section 115 or 501(a) of the Internal Revenue Code; or (b) ninety percent (90%) of the equity securities of which are owned by entities exempt from federal income taxation under either such Section.

INVESTOR:

________________________________________

(Entity Name)

By: _____________________________________

Print Name: ______________________________

Title: ____________________________________

Date: ______________________________________

ACCEPTED:

CERES COIN LLC, a Delaware limited liability company

By: _____________________________________

Print Name: _______________________________

Title: Authorized Signatory

Date: ___________________________________

Schedule 1

Definition of “Accredited Investor”

“Accredited Investor” means any person who comes within any of the following categories, or whom the Board reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(a)	Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Exchange Act; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Investment Company Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Securities Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of Five Million ($5,000,000); any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of Five Million ($5,000,000); or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(b)	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(c)	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of Five Million ($5,000,000);

(d)	Any director, executive officer, or general partner of the Partnership of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that Partnership;

(e)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds One Million ($1,000,000); provided, however, for the purposes of calculating such net worth:

(i)	The person’s primary residence will not be included as an asset;

Appendix A-1

(ii)	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, will not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess will be included as a liability); and

(iii)	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities will be included as a liability;

(f)	Any natural person who had an individual income in excess of Two Hundred Thousand ($200,000) in each of the two most recent years or joint income with that person’s spouse in excess of Three Hundred Thousand ($300,000) in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(g)	Any trust with total assets in excess of Five Million ($5,000,000), not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of the Securities Act; and

(h)	Any entity in which all of the equity owners are accredited investors.

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Appendix B-2